Exhibit 4.23

LAND LEASE AND SOLAR EASEMENT

Between

_______________________

And

_______________________

Dated as of

______________

i

Table of Contents
(continued)

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CONFIDENTIAL

LAND LEASE AND SOLAR EASEMENT

This Land Lease and Solar Easement (“Lease”) is made on ____________ (the “Effective Date”) between ___________ (“Owner”), and _____________________, a Delaware limited liability company, and its successors and assigns (“Project Company”). Owner and Project Company agree as follows:

ARTICLE I. Premises

Section 1.1 General

(a) Lease of Premises for Solar Energy Purposes. Owner leases to Project Company, and Project Company leases from Owner, the real property legally described in Exhibit A attached hereto (the “Premises”) for the sole purpose of monitoring, testing and evaluating the Premises for solar energy generation and of constructing, installing, using, replacing, relocating and removing from time to time, and maintaining and operating, solar energy generating equipment, overhead and/or underground electrical transmission and communications lines, electric transformers, energy storage facilities, telecommunications equipment, power generation facilities and substations to be operated in conjunction with solar energy generating equipment installations, roads, and related improvements, facilities and equipment (collectively, “Solar Facilities”), including, without limitation, a line or lines of towers with wires and cables, and/or underground wires and cables, for the transmission of electrical energy and/or for communication purposes, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, wires and cables on, along and in the Premises, together with the appropriate rights of way. Project Company will have the right to relocate existing Solar Facilities during the Term. Project Company will have the exclusive right to use the Premises for solar energy purposes. For purposes of this Lease, “solar energy purposes” means converting solar energy into electrical energy, and collecting and transmitting the electrical energy so converted, together with any and all activities related thereto.

The general description of the Premises described in Exhibit A attached to this Lease on the Effective Date may not be a precise legal description of the Premises. The Owner and Project Company hereby acknowledge and confirm that, notwithstanding any insufficiency in the legal description attached as Exhibit A, the parties desire to enter this Lease and to be fully and legally bound by this Lease. Therefore, Owner and Project Company agree that (i) they are thoroughly familiar with the proposed location of the area comprising the Premises, and (ii) upon Project Company obtaining a Survey (as defined below), the metes and bounds description of the Premises will be substituted for Exhibit A pursuant to an amendment to this Lease and such metes and bounds description will become the final legal description of the Premises. The parties acknowledge and agree that they are legally bound under this Lease pursuant to the depiction of the Premises attached as Exhibit A and both parties will be obligated to perform hereunder based on such depiction of the Premises. The parties acknowledge and agree that the Premises described in Exhibit A will include the land for the Access Easement, Transmission Easement and Solar Easement. Prior to the construction of any Solar Facilities on the Premises, Project Company, at its expense, will obtain and deliver to Owner a survey of the Property prepared by a Texas registered professional land surveyor (the “Survey”).

(b) Access Easement. Owner hereby grants to Project Company, for the Term (as defined below), an easement (the “Access Easement”) over, across and on the Premises (but not adjacent property owned by Owner) for ingress to and egress from the Solar Facilities by means of any existing roads and lanes on the Premises, or by such route or routes as Project Company may construct from time to time on the Premises. The Access Easement will include the right to improve existing roads and lanes on the Premises, or to build new roads on the Premises, and will run with and bind the Premises, and will inure to the benefit of and be binding upon Owner and Project Company, as applicable, and their respective heirs, personal representatives, transferees, successors and assigns, and all persons claiming under them. The location and dimensions of such access roads will be made by Project Company in its sole discretion, except that: Project Company agrees to use commercially reasonable efforts to install such access roads perpendicular to county roads.

(c) Transmission Easement. Owner hereby grants Project Company one or more easements for Transmission Facilities (defined below) (“Transmission Easements”) on, over and across the Premises, on such portions of the Premises as will be notified to Owner by Project Company. Any such Transmission Easement will contain all of the rights and privileges for Transmission Facilities as are set forth in this Lease. Any Transmission Easement will also include the right of ingress to and egress from the Solar Facilities (whether located on the Premises, on adjacent property or elsewhere) over and along the Premises by means of roads and lanes thereon if existing, or otherwise by such route or routes as Project Company or Owner may construct from time to time. The term of the Transmission Easements will be the same as the term of this Lease unless terminated by Project Company by written notice to Owner as set forth herein, and will not expire or be terminable by Owner under any circumstances. Project Company will have the right to assign or convey all or any portion of any Transmission Easement to any person on an exclusive or nonexclusive basis. Any Transmission Easement will run with the Premises and inure to the benefit of and be binding upon Owner and Project Company and their respective transferees, successors, and assigns, and all persons claiming under them. Project Company will have the right to assign its rights hereunder relating to the construction, operation, repair and/or maintenance of the electric transmission or distribution systems to a third party that owns, operates and/or maintains electric transmission or distribution systems. As used in this Lease, the term “Transmission Facilities” means electrical transmission and/or distribution and communications lines and related cables, wires, conduit, circuit breakers and transformers, and any and all necessary and proper facilities, fixtures, and additional equipment any way related to or associated with any of the foregoing for the transmission and delivery of electrical energy. Transmission Facilities will be deemed to be Solar Facilities. Project Company will bury all collector lines that are 138kv or less, except such lines that Project Company, in good faith, determines that it is unable to bury for technical reasons.

(d) Owner’s Retained Rights. Owner will retain the right to use the portion of the Premises not occupied by Solar Facilities to the extent its use is not inconsistent with Project Company’s rights under this Lease for uses solely intended to qualify Premises for Texas Agricultural Tax Exemption, not before five years prior to lease expiration, starting five years prior to the end of the Operating Term or the Renewal Term, as the case may be.

(e) Location of Solar Facilities. Project Company will make good faith efforts to consult with Owner on its site development plan prior to construction of solar facilities, roads and electric power lines, provided that Project Company will make all such final siting decisions in Project Company’s sole discretion.

(f) Part of a Larger Project. Owner acknowledges that Project Company may elect to develop commercial solar energy facilities with which the Premises will share structural and transmission components, ingress and egress, utility access, and other support, all of which are specifically designed to be interrelated and integrated in operation and use for the full life of such facilities. Project Company may designate, from time to time, the solar energy facilities with which the Premises is included in a defined solar energy project (the “Project”). The properties designated by Project Company as included in the Project with the Premises will be referred to as the “Project Properties.” Nothing contained in this Lease will be construed as requiring Project Company to construct or operate the Project or continue the operation of the Project or any portion thereof, if it is so constructed.

Section 1.2 Solar Easement

(a) Open Access to Sun. Owner hereby grants and conveys to Project Company an exclusive easement on, over and across the Premises for the following: the open and unobstructed access to the sun to any Solar Facilities on any of the Project Properties and to ensure adequate exposure of the Solar Facilities to the sun. In addition, Owner hereby grants and conveys to Project Company an exclusive easement prohibiting any obstruction to the open and unobstructed access to the sun (together with the preceding sentence, the “Solar Easement”) throughout the entire Premises to and for the benefit of the area existing horizontally three hundred and sixty degrees (360°) from any point where any Solar Facility is or may be located at any time from time to time (each such point referred to as a “Site”) and for a distance from each Site to the boundaries of the Premises, together vertically through all space located above the surface of the Premises, that is, one hundred eighty degrees (180°) or such greater number or numbers of degrees as may be necessary to extend from each point on and along a line drawn along the surface from each point along the exterior boundary of the Premises through each Site to each point and on and along such line to the opposite exterior boundary of the Premises.

(b) Owner Improvements. Owner may not place or plant any trees, buildings or improvements (an “Improvement”) on the Premises after the date of this Lease which may, in Project Company’s sole judgment, impede or materially interfere with the open and unobstructed access to the sun to any Site or Facility (located either on the Premises or on the Project Properties), unless Owner has received written approval from Project Company for any such trees, structure or improvement. Subject to the foregoing, Owner may construct an Improvement of the Premises if such Improvement meets all of the following requirements:

(a)	Such Improvement poses no interference with any part of the Solar Facilities located on the Premises or elsewhere in the Project; and

(b)	Such Improvement is located at least five hundred (500) feet from the location of any Site (whether such Site is located on the Premises or elsewhere in the Project).

(an Improvement that complies with all of the foregoing restrictions will be referred to as a “Permitted Improvement”). Owner may construct such Permitted Improvements without the prior consent of Project Company. However, should Owner construct an Improvement that is determined by Project Company to violate or not be in compliance with any of the restrictions of this section, Project Company may provide notice to Owner that said Improvement must to be removed within thirty (30) days of Owner’s receipt of Project Company’s notice. Should Owner fail to remove the non-complying Improvement within such thirty (30) day period, Project Company may cause the same to be removed and may off-set the cost of the removal against any lease payments due hereunder to Owner.

(c) No Interference. Owner will not materially interfere with, and will not allow any other party to materially interfere with, the free, unobstructed and open and unobstructed access to the sun, over and across the Premises.

ARTICLE II. Lease Term

Section 2.1 Development Period; Operating Term; Renewal Terms

(a) Development Period. Project Company’s rights under this Lease will be in effect throughout the Development Period. The “Development Period” commences on the Effective Date of this Lease and expires on June 18, 2024.

(b) Operating Term. This Lease will automatically be extended for the Operating Term upon the earlier of: (i) the date when at least one solar generating facility installed on the Premises is a Commercially Operational Solar Facility, as defined in Exhibit D (the “Operation Date”); or (ii) the date when Owner receives written notice from Project Company of Project Company’s election to extend the Term for the Operating Term (“Operating Term Notice Date”), provided that either the Operation Date or the Operating Term Notice Date occurs prior to the expiration of the Development Period. The Operating Term of this Lease (“Operating Term”) will be for a period of twenty-five (25) years from the earlier of either the Operation Date or the Operating Term Notice Date, as applicable, unless terminated earlier in accordance with the terms of this Lease. The Development Period ends at the time the Operating Term begins.

(c) Renewal Term. Project Company will have the right, at its option, to extend the Operating Term for one (1) additional period of ten (10) years (the “Renewal Term”). To exercise its option to renew the Term for the Renewal Term, Project Company must deliver a written extension notice to Owner prior to the expiration of the Operating Term. Project Company must timely deliver such written notice to exercise effectively its options to extend the Term for the Renewal Term. The terms of the Lease during the Renewal Term will be the same terms and conditions applicable during the Operating Term, except as specifically provided herein. Project Company will have no right to extend the Term beyond the Renewal Term. If Project Company fails timely to deliver the extension notice, this Lease will terminate at the end of the Operating Term, and Project Company will have no further options or rights to renew or extend the Term.

(d) Entire Term. The “Term” of this Lease will be the Development Period together with, if Project Company exercises the applicable options, the Operating Term and the Renewal Term.

Section 2.2 Termination of Lease

The occurrence of any of the following events will terminate this Lease:

(a) The expiration of this Lease as set forth in Section 2.1; or

(b) The written agreement of the parties to terminate this Lease; or

(c) A Breach (as defined below) of this Lease by either party and the election of the non-breaching party to terminate the Lease pursuant to Article IX; or

(e) A condemnation of all or a portion of the Premises and the election of the Project Company to terminate the Lease pursuant to Article VIII; or

(f) Pursuant to applicable law, except that if any such applicable law is amended or terminated after the date hereof, and the effect of such amendment or termination is to extend the permissible development period to or eliminate the requirement that commercial operation or the development of the potential to produce solar energy begin within a specified time period, then this Lease will automatically be amended to incorporate such amendment or termination, as if such amendment or termination was fully incorporated herein.

Section 2.3 Survival of Covenants

Owner acknowledges that the covenants, conditions, rights and restrictions in favor of Project Company pursuant to this Lease including, but not limited to, the Access Easement and Solar Easement, and Project Company’s use of and benefit from those covenants, conditions, rights and restrictions, may constitute a portion of the Project and that the covenants, conditions, rights and restrictions in favor of Project Company pursuant to this Lease will not be deemed nominal, invalid, inoperative or otherwise be disregarded while any portion of the Project remains operational.

ARTICLE III. Payments and Taxes

Section 3.1 Payments

Project Company will pay Owner according to the Payment Terms set forth in Exhibit D.

Section 3.2 Taxes, Assessments and Utilities

(a) Owner Taxes and Assessments. Owner will pay, when due, all real property taxes and assessments levied against the Premises and all personal property taxes and assessments levied against any property and improvements owned by Owner and located on the Premises. If Owner will fail to pay any such taxes or assessments when due, Project Company may, at its option, pay those taxes and assessments and any accrued interest and penalties, and either seek reimbursement from Owner or deduct the amount of its payment from any rent or other amount otherwise due to Owner from Project Company.

(b) Project Company Taxes and Assessments. Project Company will pay all personal property taxes and assessments levied against the Solar Facilities when due, including any such taxes based on electricity production. If the real property taxes assessed to such Premises increase solely as a result of the installation of the Solar Facilities on the Premises, including any reclassification of the Premises, Project Company will pay or reimburse Owner an amount equal to the increase to the extent caused by such installation no later than ten (10) days prior to the date each year on which the applicable real estate taxes are due to be paid, provided that not less than thirty (30) days prior to such due date Owner provides Project Company with copies of the applicable current and past statements of real estate taxes payable for the Premises and any related information demonstrating that the installation of the Solar Facilities resulted in the increase in real estate taxes for which Owner is requiring payment or reimbursement from Project Company. Owner and Project Company agree jointly to use commercially reasonable efforts to cause the Premises not to be reclassified from its present agricultural or open space exemption as a result of this Lease.

(c) Tax Contest. Either party may contest the validity or amount of any levied taxes, assessments or other charges for which each is responsible under this Lease as long as such contest is pursued in good faith and with due diligence and the party contesting the tax, assessment or charge has paid the obligation in question or established adequate reserves to pay the obligation in the event of an adverse determination.

(d) Project Company Utilities. Project Company will pay for all water, electric, telecommunications and any other utility services used by the Solar Facilities or Project Company on the Premises.

Section 3.3

ARTICLE IV. Project Company’s Covenants

Project Company covenants, represents and warrants to Owner as follows:

Section 4.1 Mechanics Liens

Project Company will keep the Premises free and clear of all liens and claims of liens for labor, materials, services, supplies and equipment performed for or furnished to Project Company or, at the request of Project Company, any Solar Facility on the Premises in connection with Project Company’s use of the Premises. Project Company may contest any such lien, but will post a bond or utilize other available means to remove any lien that is created during the contested proceeding. Project Company agrees to otherwise remove any lien or encumbrance for which it is responsible pursuant to this paragraph within sixty (60) days of notice to Project Company of the creation of any such lien or encumbrance.

Section 4.2 Permits and Laws

Project Company and its designees will at all times comply with all federal, state and local laws, statutes, ordinances, rules, regulations, judgments and other valid orders of any governmental authority applicable with respect to Project Company’s activities pursuant to this Lease and will obtain all permits, licenses and orders required to conduct any and all such activities (collectively, “Legal Requirements”). Project Company will have the right, in its sole discretion, to contest by appropriate legal proceedings brought in the name of Project Company or in the names of both Project Company and Owner where appropriate or required, the validity or applicability to the Premises or Solar Facilities of any Legal Requirement now or hereafter made or issued by any federal, state, county, local or other governmental agency or entity. Owner will cooperate in every reasonable way in such contest, provided Project Company reimburses Owner for its reasonable and actual out-of-pocket expense directly incurred in connection with such cooperation, to the extent Project Company has approved such expense in advance. Any such contest or proceeding, including any maintained in the name of Owner, will be controlled and directed by Project Company, but Project Company will protect Owner from Project Company’s failure to observe or comply during the contest with the contested Legal Requirement.

Section 4.3 Project Company’s Improvements

All Solar Facilities constructed, installed or placed on the Premises by Project Company pursuant to this Lease will be and remain the sole property of Project Company and Owner will have no ownership or other interest in any Solar Facilities on the Premises. The Solar Facilities are and will remain personal property of the Project Company, notwithstanding any present or future common ownership of the Solar Facilities and the Premises. Throughout the Term, Project Company will, at its sole cost and expense, maintain Project Company’s Solar Facilities in good condition and repair, ordinary wear and tear excepted. After the construction of the Solar Facilities, Project Company will remove any construction debris and will restore the portions of the Premises not occupied by the Solar Facilities to substantially the same condition that such portions of the Premises were in prior to the construction of the Solar Facilities. All Solar Facilities constructed, installed or placed on the Premises by Project Company pursuant to this Lease may be moved, removed, replaced, repaired or refurbished by Project Company at any time.

Section 4.4 Removal of Project Company’s Improvements

(a) Project Company Will Remove Solar Facilities. At the end of the Term, including upon any early termination of the Lease, Project Company will remove all its Solar Facilities, including any foundations, to a depth of three (3) feet below grade, within twelve (12) months from the date the Term expires or the Lease terminates. Owner grants Project Company an easement for such removal, which easement will survive for twelve (12) months after the expiration or termination of this Lease.

(b) Owner’s Right to Remove Solar Facilities Upon Failure by Project Company. If Project Company fails to remove any of the Solar Facilities within the required time period, such Solar Facilities will be considered abandoned by Project Company and Owner may remove these Solar Facilities from the Premises and dispose of them in its sole discretion without notice or liability to Project Company. In such event, if Owner removes such Solar Facilities at Owner’s expense, Project Company will reimburse Owner for all reasonable costs of removing those Solar Facilities as required by the Lease, less any salvage value received by Owner, within thirty (30) days after receipt of an invoice from Owner.

(c) Security for Removal. On or before the twentieth (20th) anniversary of the Operations Date, Project Company shall provide security to cover the estimated removal and restoration costs associated with removing the Improvements, as well as the cost of restoring the surface of the Property in accordance with the Section 4.4 (a) above. The security shall be, at Project Company's option, either a surety bond from an issuer reasonably acceptable to Owner, a corporate guarantee (from a financially responsible entity whose credit rating is investment grade), a letter of credit issued by a financial institution acceptable to Owner, a cash deposit, or other security reasonably acceptable to Owner (the selected security being herein referred to as the "Removal Bond"). The amount of the Removal Bond shall be the estimated actual cost of removing the foregoing facilities and improvements and restoring the surface. The amount of the Removal Bond shall be updated every five (5) years after the initial estimate based on a new estimate by a construction company selected by Tenant and reasonably acceptable to Owner.

Section 4.5 Hazardous Wastes

Project Company will not use, dispose of or release on the Premises or cause or permit to exist or be used, stored, disposed of or released on the Premises as a result of Project Company’s operations, any substance which is defined as a “hazardous material”, “toxic substance” or “solid waste” in any Legal Requirement except in such quantities as may be required in its normal business operations and only if such use is in full compliance with all Legal Requirements. It is hereby expressly made clear however that Project Company shall bear no responsibility or liability whatsoever for any pre-existing hazardous materials on the Premises, whether or not discovered prior to or after the date of execution of this Agreement.

Section 4.6 Insurance

From the Effective Date and at all times during the Term, Project Company shall comply with and maintain in effect: (i) commercial General Liability Insurance, including bodily injury and property damage coverage with minimum limits of $1 Million Dollars per occurrence and $2 Million Dollars aggregate, and (ii) Umbrella Liability Insurance with minimum limits of $1 Million Dollars per occurrence and $2 Million Dollars aggregate. Project Company may meet these minimum insurance requirements with any combination of primary, excess, or self-insurance. Project Company shall name Owner as additional insured on such insurance policies and provide Owner with a certificate of such insurance or, if applicable, a letter of self-insurance.

Section 4.7 Gates and Fences

If necessary and as mutually agreed by the parties, Project Company will make such fence cuts, braces, and repairs that will be permanent and remain functional for the remaining life of the fence of which they are part (any such cuts will be reinforced with bracer posts on each side of the cut, and the opening will be repaired to the same quality as the existing fence); alternatively, Owner may require Project Company to install a cattle guard in lieu of any external gate used by Project Company. During construction or operation of the Solar Facilities, Project Company will close any gates used by its personnel except when open to permit the passage of vehicular traffic, so that Owner’s livestock do not stray or escape through such gates. If Owner maintains locks on exterior gates, Owner will provide Project Company with keys or with the combinations to such locks. Upon the termination of this Lease, any cattle guards or gates installed by Project Company will become the property of Owner.

Section 4.8 Site Rules

While on the Premises, Project Company will use commercially reasonable efforts to comply with the site rules attached hereto as Exhibit E.

ARTICLE V. Owner Covenants

Owner covenants, represents and warrants to Project Company as follows:

Section 5.1 Title and Authority

Except to the extent otherwise stated in this Lease, Owner is the sole owner of the Premises in fee simple and each person or entity signing the Lease on behalf of Owner has the full and unrestricted authority to execute and deliver this Lease and to grant the leaseholds, easements and other rights granted to Project Company herein. There are no encumbrances or liens (including farm or other tenancies) against the Premises except those which are listed on Exhibit C, attached hereto and incorporated by reference (the “Encumbrances”). Owner agrees to deliver any documents necessary to correct any title defects. All persons having any ownership interest in the Premises (including spouses) are signing this Lease as Owner. When signed by Owner, this Lease constitutes a valid and binding agreement enforceable against Owner in accordance with its terms. Owner expressly waives any and all existing and future statutory, common law and other liens on the Solar Facilities that Owner may have under applicable law. To the extent that any such lien cannot be waived under applicable law, Owner hereby subordinates such lien to all existing and future liens and security interests in favor of Project Company’s creditors.

Section 5.2 Cooperation to Eliminate Lien Interference

Owner will cooperate with Project Company to obtain non-disturbance and subordination agreements, or such other necessary agreements, from any person or entity with a lien, encumbrance, mortgage, deed of trust, lease or other exception to Owner’s fee title to the Premises to the extent necessary to eliminate any actual or potential interference by any such lienholder with any rights granted to Project Company under this Lease (including, but not limited to any Wetlands Reserve Program (“WRP”) or Conservation Reserve Program (“CRP”)). Owner will also cooperate with Project Company to obtain and maintain any permits or approvals needed for the Solar Facilities. Owner will also provide Project Company with such further assurances and will execute any estoppel certificates, consents to assignments, non-disturbance and subordination agreements, or additional documents that may be reasonably necessary for recording purposes or requested by Project Company or any of its lenders.

Section 5.3 Quiet Enjoyment

As long as Project Company is not in Breach of this Lease, Project Company will have the quiet use and enjoyment of the Premises in accordance with the terms of this Lease without any interference of any kind by Owner or any person claiming through Owner. Owner and its activities on the Premises and any grant of rights Owner makes to any other person will be only as permitted under this Lease and will not interfere with any of Project Company’s rights or activities pursuant to this Lease, and Owner will not interfere or allow interference with any of Project Company’s rights or activities pursuant to this Lease, and Owner will not materially interfere or allow material interference with the free, unobstructed and open access to the sun over and across the Premises or otherwise engage in activities or allow any activities which might impede or decrease the output or efficiency of the Solar Facilities.

Section 5.4 Exclusivity

Project Company will have the sole and exclusive rights to install and operate Solar Facilities on the Premises, to use the Premises for solar energy and energy storage purposes and to convert all of the solar resources of the Premises. In no event during the Term will Owner construct, build or locate or allow others to construct, build or locate any solar energy facility, energy storage facility or similar project on the Premises.

Section 5.5 Hazardous Materials

Owner will not use, store, dispose of or release on the Premises or cause or permit to exist or be used, stored, disposed of or released on the Premises as a result of Owner’s operations, any substance which is defined as a “hazardous substance”, “hazardous material”, or “solid waste” in any Legal Requirement, except in such quantities as may be required in the operations Owner is permitted to conduct on the Premises and only if such use is in full compliance with all Legal Requirements. Owner represents and warrants to Project Company that, as of the date hereof, there is no “hazardous substance”, “hazardous material”, or “solid waste” on, in or under the Premises in violation of any Legal Requirements. Owner represents and warrants to Project Company that, as of the date hereof, there is no “hazardous substance”, “hazardous material”, or “solid waste” on, in or under the Premises in violation of any Legal Requirements.

Section 5.6 Mineral Rights and Lateral Support

(a) “Subsurface Interests” include, but are not limited to oil, gas, coal, cement materials, sodium sulfate, sand and gravel, scoria, road material, building stone, chemical substances, metallic ores, uranium ores, or colloidal or other clays.

(b) If Owner does not own 100% of the Subsurface Interests in and under the Premises, or leases the Subsurface Interests relating to Premises, then Owner will disclose such to Project Company on Exhibit B. This Lease will not be interpreted to prevent Owner from leasing and developing Subsurface Interests on Premises, provided that any future leasing, development or transfer of the Subsurface Interests will be subject to this Lease. Owner will notify Project Company as soon as Owner knows of Subsurface Interest exploration or production plans. Owner will cooperate with Project Company in the exercise of Owner’s Subsurface Interest rights to minimize interference, at no cost to Owner.

(c) If Owner does not own 100% of the Subsurface Interests in and under the Premises, or leases the Subsurface Interests relating to Premises, Owner agrees to cooperate with Project Company’s efforts to obtain a cooperation or accommodation agreement relating to the exploring, drilling, or mining for or producing of Subsurface Interests on Premises from the owner or lessee of such Subsurface Interests.

(d) If Owner owns 100% of the Subsurface Interests in and under the Premises, and does not lease the Subsurface Interests relating to Premises, Project Company will have and exercise the right of subjacent and lateral support for the Solar Facilities on the Premises to whatever extent is necessary for the safe construction, operation and maintenance on the Solar Facilities. Owner expressly covenants that Owner will not excavate so near the sides of or underneath the Solar Facilities as to undermine or otherwise adversely affect their stability. Neither Owner nor its successors or assigns will be entitled to use, or authorize the use of, any portion of the surface of the Premises located within three hundred (300) feet of any existing or proposed Solar Facility or within one hundred (100) feet of an existing or proposed transmission line (or any other portion of the Premises that would unreasonably interfere with the use by Project Company of the Premises) for the purpose of exploring, drilling, or mining for or producing Subsurface Interests, without the prior written consent of Project Company, which consent will not be unreasonably withheld, delayed or denied. Owner agrees that the new agreement affecting Subsurface Interests will expressly provide that such holder will not conduct any activities within the areas described in this Section 5.6 and will not otherwise interfere with Project Company’s rights under the Agreement.

Section 5.7 Operation of the Solar Facilities

Owner acknowledges and understands that the Solar Facilities to be located on the Premises, or in connection with the Project on adjacent property may impact the view on the Premises or on adjacent Premises or otherwise cause visual effects. Owner covenants and agrees that the Owner will not assert that the Solar Facilities constitute a nuisance.

ARTICLE VI. Indemnification

Section 6.1 Indemnification

Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party and the other party’s officers, directors, employees, representatives and agents (collectively the “Indemnified Party”) against any and all losses, damages, claims, expenses and liabilities for physical damage to property and for physical injury to any person, including, without limitation, reasonable attorneys’ fees, to the extent resulting from or arising out of (i) any operations or activities of the Indemnifying Party on the Premises or (ii) any negligent or intentional act or omission on the part of the Indemnifying Party with respect to this Lease or the Premises. This indemnification will not apply to losses, damages, claims, expenses and liabilities to the extent caused by any negligent or intentional act or omission on the part of the Indemnified Party. This indemnification will survive the termination of this Lease.

ARTICLE VII. Assignment; Encumbrance of Lease

Section 7.1 Right to Encumber

(a) Project Company Right to Mortgage Leasehold Interest. Project Company may at any time mortgage all or any part of its interest in the Lease and rights under this Lease and/or enter into a collateral assignment of all or any part of its interest in the Lease or rights under this Lease to any entity (“Lender”) without the consent of Owner. Any Lender will have no obligations under this Lease until such time as it exercises its rights to acquire Project Company’s interests subject to the lien of Lender’s mortgage by foreclosure or otherwise assumes the obligations of Project Company directly. Project Company will undertake reasonable efforts to notify Owner of the identity and notice address for any Lender, but failure to do so will not be considered a default hereunder.

(b) Amendment Requires Lender Consent. Owner and Project Company agree that, once all or any part of Project Company’s interests in the Lease are mortgaged or assigned to a Lender, they will not modify or terminate this Lease without the prior written consent of the Lender.

(c) Lender Right to Cure Project Company Default. Owner agrees that any Lender will have the right to make any payment and to do any other act or thing required to be performed by Project Company under this Lease, and any such payment, act or thing performed by Lender will be effective to prevent a Breach by Project Company and any forfeiture of any of Project Company’s rights under this Lease as if done by Project Company itself.

(d) Notice from Owner to Lender in Case of Project Company Default. During the time all or any part of Project Company’s interests in the Lease are mortgaged or assigned to any Lender, if Project Company defaults under any of its obligations and Owner is required to give Project Company notice of the default, Owner will also be required to give Lender notice of the default. If Owner becomes entitled to terminate this Lease due to an uncured default by Project Company, Owner will not terminate this Lease unless it has first given written notice of the uncured default and of its intent to terminate this Lease to the Lender and has given the Lender at least thirty (30) days from such notice to cure the default to prevent termination of this Lease. If within such thirty (30) day period the Lender notifies the Owner that it must foreclose on Project Company’s interest or otherwise take possession of Project Company’s interest under this Lease in order to cure the default, Owner will not terminate this Lease and will permit the Lender a reasonable period of time necessary for the Lender, with the exercise of due diligence, to foreclose or acquire Project Company’s interest under this Lease and to perform or cause to be performed all of the covenants and agreements to be performed and observed by Project Company. The time within which Lender must foreclose or acquire Project Company’s interest will be extended to the extent Lender is prohibited by an order or injunction issued by a court or the operation of any bankruptcy or insolvency law from commencing or prosecuting the necessary foreclosure or acquisition.

(e) Recognition of Lender as Successor. The acquisition of all or any part of Project Company’s interests in the Lease by any Lender through foreclosure or other judicial or non-judicial proceedings in the nature of foreclosure, or by any conveyance in lieu of foreclosure, will not require the consent of Owner nor constitute a Breach or default of this Lease by Project Company, and upon the completion of the acquisition or conveyance, Owner will acknowledge and recognize Lender as Project Company’s proper successor under this Lease upon Lender’s cure of any existing Project Company defaults and assumption of the obligations of Project Company under this Lease prospectively.

(f) New Lease. In the event this Lease is rejected by a trustee or a debtor-in possession in any bankruptcy or insolvency proceeding, Owner agrees, upon request by any Lender within sixty (60) days after the rejection or termination, to execute and deliver to Project Company or Lender a new lease for the Premises which (i) will be effective as of the date of the rejection or termination of this Lease, (ii) will be for a term equal to the remainder of the Term before giving effect to such rejection or termination, and (iii) will contain the same terms, covenants, agreements, provisions, conditions and limitations as are contained in this Lease (except for any obligations or requirements which have been fulfilled by Project Company or Lender prior to rejection or termination). Prior to the execution and delivery of any such new lease Project Company, or Lender, will (i) pay Owner any amounts which are due Owner from Project Company, (ii) pay Owner any and all amounts which would have been due under this Lease but for the rejection or termination from the date of the rejection or termination to the date of the new lease and (iii) agree in writing to perform or cause to be performed all of the other covenants and agreements to be performed by Project Company under this Lease to the extent Project Company failed to perform them prior to the execution and delivery of the new lease.

Section 7.2 Assignment of Project Company’s Interest

Project Company and any successor or assign of Project Company will at all times have the right, without need for Owner’s consent, to do any of the following, conditionally or unconditionally, with respect this Lease or to all or any portion of the Premises: grant co-leases, separate leases, subleases, easements, licenses or similar rights (however denominated) to one or more third parties; or sell, convey, lease, assign, mortgage, encumber or transfer to one or more third parties or to any affiliate of Project Company’s this Lease, or any right or interest in this Lease, or any or all right or interest of Project Company in the Premises or in any or all of the Solar Facilities that Project Company or any other party may now or hereafter install on the Premises provided that (i) any such assignment, transfer or conveyance will not be for a period beyond the Term; (ii) the assignee or transferee will be subject to all of the obligations, covenants and conditions applicable to the Project Company; and (iii) Project Company will not be relieved from liability for any of its obligations under this Lease by virtue of the assignment or conveyance unless Project Company assigns or conveys all of its interests under the Lease to the assignee or transferee, in which event Project Company will have no continuing liability.

Section 7.3 Continuing Nature of Obligations

(a) Benefits are “In Gross”. The Solar Easement and all other easements and related rights granted by Owner in this Lease to Project Company are easements “in gross”, which means, among other things, that they are interests personal to and for the benefit of Project Company, and its successors and assigns, as owner of the rights created by the Solar Easement and such other easements. The Access Easement, the Solar Easement and other rights granted Project Company by Owner in this Lease are independent of any lands or estates or interest in lands, there is no other real property benefiting from the Solar Easement and, as between the Premises and other tracts of property on which Project Company may locate Solar Facilities, no tract is considered dominant or servient as to the other.

(b) Burdens Run With and Against the Land. The burdens of the Solar Easement, the Access Easement and all other rights granted to Project Company in this Lease will run with and against the Premises and will be a charge and burden on the Premises and will be binding upon and against Owner and its successors, assigns, permittees, licensees, lessees, employees and agents. The Lease, the Access Easement and the Solar Easement will inure to the benefit of Project Company and its successors, assigns, permittees, licensees and Project lessees.

ARTICLE VIII. Condemnation

Section 8.1 Effect of Condemnation

If eminent domain proceedings are commenced against all or any portion of the Premises, and the taking and proposed use of such property would prevent or adversely affect Project Company’s construction, installation or operation of Solar Facilities on the Premises, at Project Company’s option, the parties will either amend this Lease to reflect any necessary relocation of the Solar Facilities which will preserve the value and benefit of the Lease to Project Company, together with any corresponding payments, or this Lease will terminate in which event neither party will have any further obligations.

Section 8.2 Condemnation Proceeds

All payments made by a condemnor on account of a taking by eminent domain will be the property of the Owner, except that Project Company will be entitled to any award or amount paid for the reasonable costs of removing or relocating any of the Solar Facilities or the loss of any such Solar Facilities or the use of the Premises pursuant to the Lease. Project Company will have the right to participate in any condemnation proceedings to this extent.

ARTICLE IX. Default/Termination

Section 9.1 Events of Default

Each of the following will constitute a “Breach” that will permit the non-defaulting party to terminate this Lease or pursue other remedies available at law or equity.

(i) any failure by Project Company to pay any amounts due under Article III if the failure to pay continues for thirty (30) days after written notice from Owner;

(ii) any other breach of this Lease by either party which continues for thirty (30) days after written notice of default from the non-defaulting party or, if the cure will take longer than thirty (30) days, the length of time necessary to effect cure as long as the defaulting party is making diligent efforts to cure during that time.

Section 9.2 Surrender

Upon the termination or expiration of this Lease, Project Company will peaceably surrender the Premises to Owner and remove all Solar Facilities from the Premises at Project Company’s expense within twelve months from the date the Lease expires or is terminated. For the period between the date of termination or expiration of this Lease and the date on which Project Company completes removal of the Solar Facilities as required under Section 4.4 of this Lease, Project Company will continue to pay Solar Rent (as defined in Exhibit D) for each Commercially Operational Solar Facility installed on the Premises.

Section 9.3 Specific Performance

Owner acknowledges and agrees that should Owner breach any of its obligations hereunder or otherwise fail to permit Project Company to exercise any of the rights and privileges granted herein, damages would be difficult to calculate and money damages would not be sufficient to compensate Project Company for such breach, and therefore, Owner agrees that Project Company will have the right to seek specific enforcement of this Lease. In that event, Owner agrees that Project Company has no adequate remedy at law, and that an order of specific performance may be granted in favor of Project Company.

Section 9.4 Damages

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, NEITHER PARTY WILL BE ENTITLED TO, AND EACH OF OWNER AND PROJECT COMPANY HEREBY WAIVES ANY AND ALL RIGHTS TO RECOVER, CONSEQUENTIAL, INCIDENTAL, AND PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER ARISING, WHETHER IN CONTRACT, IN TORT, OR OTHERWISE, UNDER OR WITH RESPECT TO ANY ACTION TAKEN IN CONNECTION WITH THIS LEASE.

Section 9.5 Waiver of Jury Trial

EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LEASE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH OR ARISING OUT OF THIS LEASE OR SUCH AGREEMENTS. EACH OF THE PARTIES TO THIS LEASE WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL

HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF THE PARTIES FOR ENTERING INTO THIS LEASE.

Section 9.6 Delinquent Payments

If Project Company fails to pay Owner any sum to be paid by Project Company hereunder within sixty (60) days after such payment is due, interest on the unpaid amount will accrue at a rate of five percent (5%) per annum or the maximum rate allowed by law, whichever is less, from thirty (30) days after the date such payment was due until the date such payment is made.

ARTICLE X. Miscellaneous

Section 10.1 Notice

Notices, consents or other documents required or permitted by this Lease must be given by personal delivery, reputable overnight courier or certified U.S. mail postage prepaid and will be sent to the respective parties as follows (or at such other address as either party may designate upon written notice to the other party in the manner provided in this paragraph) and will be deemed delivered upon actual delivery or refusal, if personally delivered, upon the date of actual delivery or refusal shown on the courier’s delivery receipt if sent by overnight courier and on the fourth business day after deposit in the U.S. mail if sent by certified mail:

To Owner:

To Project Company:

Section 10.2 Relationship of the Parties; No Third Party Beneficiaries

The duties, obligations and liabilities of each of the parties are intended to be several and not joint or collective. This Lease will not be interpreted or construed to create an association, joint venture, fiduciary relationship or partnership between Owner and Project Company or to impose any partnership obligation or liability or any trust or agency obligation or relationship upon either party. Owner and Project Company will not have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act or be an agent or representative of, or to otherwise bind, the other party. Except for the rights of Lenders set forth above, no provision of this Lease is intended to nor will it in any way inure to the benefit of any third party so as to constitute any such person a third party beneficiary under this Lease, or of any one or more of the terms of this Lease, or otherwise give rise to any cause of action in any person not a party to this Lease.

Section 10.3 Entire Agreement

It is mutually understood and agreed that this Lease constitutes the entire agreement between Owner and Project Company and supersedes any and all prior oral or written understandings, representations or statements, and that no understandings, representatives or statements, verbal or written, have been made which modify, amend, qualify or affect the terms of this Lease. This Lease may not be amended except in a writing executed by both parties.

Section 10.4 Governing Law

This Lease is made in and will be governed by the laws of the state in which the Premises is located, and the venue for any dispute will be the county in which the Premises is located. The parties agree that any rule of construction to the effect that ambiguities are to be resolved in favor of either party will not be employed in the interpretation of this Lease. In interpreting this Lease, time is of the essence.

Section 10.5 Cooperation

Each of the parties, without further consideration, agrees to execute and deliver such additional documents and take such action as may be reasonably necessary to carry out the purposes and intent of this Lease and to fulfill the obligations of the respective parties. If, at any time during the Term, Project Company deems it to be necessary or desirable to meet legal or regulatory requirements, Project Company may request that Owner reexecute a new lease substantially in the form of this Lease with a term equal to the Term remaining as of the date of execution of the new lease, and Owner will execute and enter into the new lease with Project Company or its designee. In the event of inaccuracies or insufficiencies in the legal description of the Premises, this Lease will be amended to correct the inaccuracies or insufficiencies.

Section 10.6 Waiver

Neither party will be deemed to have waived any provision of this Lease or any remedy available to it unless such waiver is in writing and signed by the party against whom the waiver would operate. Any waiver at any time by either party of its rights with respect to any rights arising in connection with this Lease will not be deemed a waiver with respect to any subsequent or other matter. In the event that Project Company makes any overpayments to Owner hereunder, Project Company will offset the amount of such overpayments to Owner against future payments due to Owner from Project Company hereunder.

Section 10.7 Force Majeure

Neither Owner nor Project Company will be liable to each other, or be permitted to terminate this Lease, for any failure to perform an obligation of this Lease to the extent such performance is prevented by a Force Majeure, which will mean an event beyond the control of the party affected and which, by exercise of due diligence and foresight, could not reasonably have been avoided.

Section 10.8 Confidentiality

Owner will maintain in the strictest confidence, for the benefit of Project Company and any assignee or transferee of Project Company, all information pertaining to the financial terms of or payments under this Lease, Project Company’s site or product design, methods of operation, methods of construction, power production or availability of the Solar Facilities, and the like, whether disclosed by Project Company, any assignee or transferee, or discovered by Owner, unless such information either (i) is in the public domain by reason of prior publication through no act or omission of Owner or its employees or agents; or (ii) was already known to Owner at the time of disclosure and which Owner is free to use or disclose without breach of any obligation to any person or entity. Owner will not use such information for its own benefit, publish or otherwise disclose it to others, or permit its use by others for their benefit or to the detriment of Project Company, any assignee or transferee. Notwithstanding the foregoing, Owner may disclose such information to Owner’s lenders, attorneys, accountants and other personal financial advisors solely for use in connection with their representation of Owner regarding this Lease; any prospective purchaser of the Premises who has a made a written offer to purchase or otherwise acquire the Premises that Owner desires to accept; or pursuant to lawful process, subpoena or court order requiring such disclosure, provided Owner in making such disclosure advises the party receiving the information of the confidentiality of the information and obtains the written agreement of said party not to disclose the information, which agreement will run to the benefit of and be enforceable by Project Company and any assignee or transferee of Project Company. The provisions of this Section 10.8 will survive the termination or expiration of this Lease.

Section 10.9 Tax Credits

If under Legal Requirements the holder of a leasehold interest in the nature of that held by Project Company under this Lease becomes ineligible for any tax credit, benefit or incentive for alternative energy expenditure established by any local, state or federal governmental authority, then, at Project Company’s option, Owner and Project Company will amend this Lease or replace it with a different instrument so as to convert Project Company’s interest in the Premises to a substantially similar interest that makes Project Company eligible for such tax credit, benefit or incentive.

Section 10.10 Severability

Each provision hereof will be valid and will be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance will to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby.

Section 10.11 Counterparts

This Lease may be executed in two or more counterparts and by different parties on separate counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

Section 10.12 Memorandum of Lease

Owner and Project Company will execute in recordable form and Project Company will then record a memorandum of this Lease in the form attached hereto as Exhibit C. Owner hereby consents to the recordation of the interest of an assignee in the Premises.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the __ day of ______, _____.

OWNER

STATE OF _______________ §
§.
COUNTY OF _____________ §

The foregoing instrument was acknowledged before this ____ day of _______, ____, by ___________________.

Notary Public

PROJECT COMPANY

By:
Its:

STATE OF _______________ §
§.
COUNTY OF _____________ §

The foregoing instrument was acknowledged before this ____ day of _______, ____, by ___________________.

Notary Public

EXHIBIT D

PAYMENT TERMS

Fairfield, Mexia and Talco leases:

PV Project	Owner	Project Company	Acres	Execution Date
Fairfield	Beenkeragh Ranch LLC	Fairfield Solar Project, LLC	75.36	August 24, 2023
Mexia	Mexia 202 Ranch, LLC	Mexia Solar I, LLC and Mexia Solar II, LLC	89.98	August 24, 2023
Talco	Talco 2120 Ranch LLC	Talco Solar, LLC	80	August 24, 2023

Payment	Description of Payment	Timing of Payment
Development Period Rent	Beginning on [the Execution Date], Project Company shall pay to Owner annual rent in the amount of $20,000 as rent for the Development Period.

The first payment of Development Period Rent, which will comprise of the development period rent for the first year of the Development Period, shall be due on or before August 30, 2023. Thereafter, the Development Period Rent shall be paid in advance on each August 30 until the Operation Date or the termination of this Lease. Any Development Period Rent payments for less than a full calendar year shall be prorated based on the actual number of days of the Development Period in such year.

Operating Term Lease Schedule

During the Operating Term, Project Company shall pay Owner in accordance with the payment schedule which is equivalent to $725/acre (with total area of ____ acres) for the first year escalating at 2.0% per year. Annual per acre lease schedule below:

The first payment of Operating Term, which will comprise of the annual lease payment for the first year of the Operating Term, shall be due within thirty days after the start of the Operating Term. Thereafter, lease payments during the Operating Term shall be paid annually no later than thirty days after the annual anniversary of the Operating Term.

Operating year	Lease rate (per acre)
1	$725
2	$739.5
3	$754.3
4	$769.4
5	$784.8
6	$800.5
7	$816.5
8	$832.8
9	$849.5
10	$866.4
11	$883.8
12	$901.4
13	$919.5
14	$937.9
15	$956.6
16	$975.8
17	$995.3
18	$1015.2
19	$1035.5
20	$1056.2
21	$1077.3
22	$1098.9
23	$1120.8
24	$1143.3
25	$1166.1
26	$1189.4
27	$1213.2
28	$1237.5
29	$1262.2
30	$1287.5
31	$1313.2
32	$1339.5
33	$1366.3
34	$1393.6
35	$1421.5